AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION is made this 24th day of June, 1998, by and between TEE-RIFIK CORP., a Nevada corporation (hereinafter called "the Company"), and all. of the stockholders (hereinafter called "the Stockholders") of SHOP T.V. TELEVISION, INC., a Florida corporation (hereinafter called "Shop") whose names are set forth on Exhibit A attached hereto and by this reference made a part hereof.

W I T N E S S E T H :

1. Plan of Reorganization. The Stockholders represent and warrant that they are the holders and beneficial owners of all of the issued and outstanding shares of the stock of Shop, which consists of one thousand (1,000) shares of the common stock of Shop. It is the intention of the parties hereto that all of the issued and outstanding shares of common stock of Shop shall be acquired by the Company in exchange solely shares of its voting common stock. It in the express intention of the parties hereto that the said exchange shall be a tax-exempt transaction fully in compliance with Section 368(a)(1)(B) of the Internal Revenue Code of 1954, as amended.

         2. Exchange of Shares. The Company and the Stockholders agree that all of the one thousand (1,000) shares of the issued and outstanding common stock of Shop shall be exchanged with the Company for twelve million five hundred thousand (12,500,000) shares of the common stock of the Company. A list of all of the Stockholders showing the number of shares of common stock of Shop held and owned by each of them together with the number of shares of common stock of the Company which each of them will receive in exchange is attached hereto as Exhibit A and by this reference made a part hereof. The Stockholders agree and acknowledge that the. shares of common stock of the Company which they will receive are "restricted" securities and that the Stockholders will hold such shares for investment.

         3. Delivery of the Shares. On the Closing Date (as hereinafter defined), the Stockholders will deliver certificates for or the shares of the common stock of Shop duly endorsed by the Stockholders in order to make the Company the sole owner thereof, free and clear of all claims, liens, and encumbrance, and on the Closing Date delivery of the shares of the common stock of the Company will be made to the Stockholders as set forth on said Exhibit A hereto.

         4.  Representations  of  the  Stockholders.   The  Stockholders  hereby
represent and warrant to the Company and to each other as follows:

                  a. As of the Closing Date the Stockholders will be the sole owners of their respective shares of the common stock of Shop appearing of record in their names, such shares will be free from all claims, liens, or encumbrances, and the Stockholders will have the unqualified right to transfer the said shares.

                  b. The said shares constitute validly issued shares of the common stock of Shop and are fully paid and nonassessable.

                  c. Shop is and will be on the Closing Date in good standing as a Florida corporation.

         5. Representations of the Company. The Company represents and warrants to the Stockholders as follows:

                  a. As of the Closing Date the total issued and outstanding shares of the common stock of the Company shall be 2,500,000 shares.

                  b. As of the Closing Date there will no outstanding options, stock purchase warrants, or any other securities which are convertible into or exchangeable for any shares of the stock of the Company of any class or classes or to which shall be attached or shall appertain any option, warrant, or other instrument or instruments that shall confer upon the holder or owner thereof the right to subscribe for or purchase from the Company any shares of its stock of any class or classes.

                  c. As of the Closing Date, the shares of the common stock of the Company to be issued to the Stockholders will constitute the valid and legally issued shares of the Company, fully paid and nonassessable and, except for the "restricted" nature of the said securities, will be legally equivalent in all respects to the common stock of the Company issued and outstanding as of the date hereof.

                  d. The officers of the Company are duly authorized to execute this Agreement and Plan of Reorganization pursuant to, authorization of the Company's Board of Directors.

                  e. The Company's financial statements dated December 31, 1996, December 31, 1997, and May 31, 1998 are true and correct statements for the periods indicated and fairly present the financial position of the Company. There are no substantial liabilities, either fixed or contingent, not reflected in such, financial statements other than contracts or obligations in the usual course of business; and no contracts or obligations in the usual course of business are liens or other liabilities, which, if disclosed, would alter substantially the financial condition of the Company as reflected in such financial statements.

                  f. Since May 31, 1998 there have not been, and prior to the Closing Date there will not be, any material changes in financial position of the company except changes arising in the ordinary course of business.

                  g. The Company is not involved in any pending litigation or governmental investigation or proceeding not reflected in such financial statements or otherwise disclosed in writing the Stockholders.

                  h. The Company is and as of the Closing date will be in good standing as a Nevada corporation.

                  i. The shares of the common stock of the Shop are being acquired by the Company for investment and there is no present intention of the part of the Company to dispose of such shares.

         6. Deposit of Stock. All certificates for the shares the common stock of the Company and Shop will be deposited with the Company's attorney, Patrick
C. Clary, Chartered, as trustee, at its offices located at 520 South Fourth Street, Suite 360, Las Vegas, Nevada 89101.

         7. The Closing. The Closing Date will be at the aforesaid offices of the Company's said attorney on June 26, 1998 at 12:00 noon, or such other date and time as the parties hereto may agree.

         8. Reverse Splits. The parties hereto acknowledge that prior to the execution of this Agreement and Plan of Reorganization, the Company approved a reverse-split in the shares of its issued and outstanding common stock, so that the total number of the Company issued and outstanding shares of stock have reduced from 3,750,000 to 2,500,000. After the Closing, the Company will not effect any additional reverse splits during the period of eighteen (18) months from the date of this Agreement.

         9.Indemnification. The parties hereto agree to and shall indemnify each other and their respective successors, assigns, heirs, and personal representatives against any and all damages resulting from any breach of any representation, warranty, or agreement set forth in this Assignment and Agreement or the untruth or inaccuracy thereof. The parties hereto further agree to and shall indemnify each other and their successors, assigns, heirs, personal representatives against any and all debts, liabilities, choses in action, or claims of any nature, absolute or contingent, resulting from such breach untruth or inaccuracy. This indemnity, shall survive the closing of the transactions contemplated hereunder but shall be limited to liabilities of which one party hereto shall receive notice in writing from the other party or their or its successors and assigns within five (5) years from the date hereof. Such party or their, his or its successors, assigns, heirs and personal representatives shall notify the other parties or parties of any such liabilities, breach of warranty, untruth, or inaccuracy of representation or any claim thereof with reasonable promptness, and such party or parties or their or its successors and assigns shall have, at their election, the right to compromise or defend any such matter involving asserted liability through counsel of their own choosing and at their expense. Such notice and opportunity to compromise or defend, if applicable, shall be a condition precedent to any liability of such party under indemnity. In the event that a party hereto undertakes to compromise or defend any such liability, then such party shall notify the other party or their, his or its successors, assigns, heirs, and personal representatives shall cooperate with the other party or parties and their or its counsel in the compromising or defending against any such liabilities.

         10. Survival of Representations. The representations, warranties, and agreements of the parties hereto contained in this Agreement and Plan of Reorganization shall, not be discharged or dissolved upon but shall survive the closing hereunder and shall be unaffected by any investigation made by any party at any time.

         11. Attorneys' Fees. If any litigation is commenced between the parties hereto, or their representatives concerning any provisions of this Agreement and Plan of Reorganization or the rights and duties of any person or entity in relation to it, the party prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for her or its attorneys' fees in such litigation.

         12. Counterparts. This Agreement and Plan of Reorganization may be executed in counterparts and as executed shall constitute agreement, binding on both of the parties to it, notwithstanding that both parties are not signatory to the original or to the same counterpart.

         13. Binding Effect. Except as otherwise provided to the contrary, this Agreement and Plan of Reorganization shall be binding upon and inure to the benefit of the parties signatory to this Agreement and Plan of Reorganization and their personal representatives, heirs, successors and assigns.

         14. Headings. The headings of the paragraphs of this Agreement and Plan of Reorganization in no way define, limit, extend or interpret the scope of, this Agreement and Plan of Reorganization or of any particular paragraph or section.

         15. Additional Documents. Each of the parties hereto agrees to execute with acknowledgment or affidavit, if required, any and all additional documents which may be necessary or expedient in consummation of this Agreement and Plan of Reorganization and the achievement of its purposes.

         16. Validity. If any provision of this Agreement and Plan of Reorganization is held to be invalid the same shall not affect in any, respect whatsoever the validity of the remainder of this Agreement and Plan of Reorganization.

         17. Interpretation. When the context in which words are used in this Agreement and Plan of Reorganization indicates that such is the intent, words in the singular number shall include the plural and in the masculine gender shall include the feminine and neuter, and vice versa.

         18. Applicable Law. It is the intention of the parties that the laws of the State of Nevada govern the validity of this Agreement and Plan of Reorganization, the construction of its terms and conditions, and the interpretation of the rights and duties of the parties.

         19. Integrated Agreement. This Agreement and Plan of Reorganization constitutes the entire understanding and agreement among the parties with respect to the subject matter of it, and there are no agreements, understandings, restrictions representations or warranties among the parties other than those set forth or provided in this Agreement and Plan of Reorganization.

IN WITNESS WHEREOF the parties hereto have executed this Agreement and Plan of Reorganization the day and year first hereinabove written.

                                 TEE-RIFIK CORP.

                               By:/S/AL HERNANDEZ
                                    President
ATTEST:

/S/SERGIO GARCIA
   Secretary




SHOP T.V. & TELEVISION, INC.

Attest:


/S/MARK ALFIERI ............     /S/JACK LEVINE            /S/ERIC WARM
---------------                  --------------           -------------
   Mark Alfieri ............     Jack Levine               Eric Warm
4,845,800 Shares ...........     4,885,950 Shares          1,650,000 Shares
Date: /S/JUNE 25, 1998 .....     Date:/S/JUNE 25, 1998     Date:/S/JUNE 25, 1998

/S/RON SECRETO .............     /S/DOUG CAMPBELL
--------------                   ----------------
   Ron Secreto .............     Doug Campbell
262,500 Shares .............     262,500 Shares
Date:/S/JUNE 25, 1998 ......     Date:/S/JUNE 25, 1998








                                    EXHIBIT A

Name of Stockholder                         Shop Shares   Tee-Rifik Corp. Shares
-------------------                         -----------   ----------------------

Mark Alfieri ...........................       381.09        4,845,800
Jack Levine ............................       384.36        4,885,950
Eric Warm ..............................       145           1,650,000
Ron Secreto ............................       25              262,500
Doug Campbell ..........................       25              262,500
Cliff Grossman .........................       15              225,000
Glenn Grossman .........................        5               75,000
Nick Ferber ............................        5               75,000
Pat Bates ..............................         .66             9,900
Jim Schneider ..........................         .66             9,900
Wayne Gill .............................         .66             9,900
Mike Harper ............................         .33             4,950
E.W. Bostain ...........................         .66             9,900
Louis Alfieri, Sr ......................         .66             9,900
Adeline Alfieri ........................         .66             9,900
Albert Alfieri .........................         .66             9,900
Louis Alfieri, Jr ......................         .66             9,900
Richard Alfieri ........................         .66             9,900
Elias Eade, Jr .........................         .66             9,900
Ed Eade ................................         .66             9,900
Paul Eade ..............................         .66             9,900
Paula Eade .............................         .66             9,900
Michele Argentieri .....................         .66             9,900
Pierre Eade ............................         .66             9,900
Andrew Brief ...........................         .66             9,900
Michael Levine .........................        1.5             22,500
Gerald Levine ..........................        1.5             22,500
Beth Lerner ............................         .66             9,900
                                             --------      -----------
TOTAL: .................................     1,000.00       12,500,000

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